LETTERHEAD OF EISENBERG PARTNERS, L.L.C.


                           September 10, 1998


VIA FEDERAL EXPRESS           VIA FEDERAL EXPRESS

Mr. W. Carey Webb                  Mr. R. Park Newton, III
President and Chief Executive OfficerChairman of the Board
Excal Enterprises, Inc.            Excal Enterprises, Inc.
100 North Tampa Street             100 North Tampa Street
Suite 3575                              Suite 3575
Tampa, Florida  33602              Tampa, Florida  33602

Dear Gentlemen:

     This letter is to provide notice that the undersigned, as a shareholder of Excal Enterprises, Inc. (the "Company"), hereby requests that Mr. Jeffrey Eisenberg be nominated as a Class III director and that such nomination be included in the Company's proxy statement and form of proxy to be used in connection with the Company's 1998 annual meeting. Furthermore, this letter is to also provide notice to the Company of certain stockholder proposals the EP Opportunity Fund, L.L.C. intends to introduce at the annual meeting, and to request that such proposals also be included in the Company's proxy statement and form of proxy to be used in connection with the Company's 1998 annual meeting.

     Pursuant to Article XVIII, Section (C), of the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), and Section
4.3 of the Company's Second Amended and Restated Bylaws (the "Bylaws"), the following information is sufficient to provide notice to the Company's Secretary for Mr. Jeffrey Eisenberg to be nominated as a director:

     (i)Name of Nominee:  Mr. Jeffrey Eisenberg;

   (Age: 33;

   (Business  Address:  33  West Monroe Street, 21st Floor,  Chicago,  IL
     60603;

   (Residential Address: 750 North Rush Street, Chicago, IL 60611.

     (ii)Principal occupation: Mr. Eisenberg's principal occupations for the past five years are as follows. Mr. Eisenberg's principal occupation is serving as Manager for Eisenberg Partners, L.L.C., which position he has held since 1996. Prior to that, Mr. Eisenberg served as Managing Director of Angelo, Gordon & Co., L.P., an investment management firm located in New York, NY, and was a partner of that firm at the time of founding Eisenberg Partners, L.L.C.

     (iii)Number of shares beneficially owned by Mr. Eisenberg: Mr. Eisenberg does not beneficially own any Common Stock, except as described in Item 5(a) of our Schedule 13D, as amended by Amendment No. 1 thereto, a copy of which is attached hereto for your convenience.

     (iv)Other information required to be filed in a proxy statement soliciting proxies for the election of such nominee: Mr. Eisenberg has not been, and is not currently, involved in any litigation or any other legal proceedings or transactions, nor does Mr. Eisenberg have any material interest adverse to the Company which would be required to be disclosed under Items 103, 401 or 404 of Regulation S-B.

     In the event the Company should reasonably require any additional information in connection with this nomination or with respect to the proxy statement to be used by the Company in connection with the 1998 Annual Meeting, Mr. Eisenberg has expressed his intention to promptly provide such information to the Company upon its request. Mr. Eisenberg can be contacted by mail at the business address specified above. Additionally, written requests for information may be sent via facsimile to Mr. Eisenberg at (312) 456-9501.

     Please note that this letter provides notice to the Secretary of the Company more than sixty (60) days prior to the annual meeting.
Furthermore, Addendum 1 to this letter shall serve as Mr. Eisenberg's signed consent to serve on the Board if elected.

     In addition to seeking to nominate Mr. Eisenberg for election to the Board of Directors of the Company, EP Opportunity Fund, L.L.C. requests that the following proposals be placed on the agenda for the 1998 annual meeting and be included in the Company's proxy materials for the annual meeting, pursuant to Article XVII, Section (A), of the Company's Certificate and Section 2.2(b) of the Company's Bylaws.

     Proposal 1 - "Resolved, that the Board of Directors should take all steps necessary to solicit one or more offers regarding the sale of the Company or all, or substantially all, of its assets followed by a liquidation of the Company, and to negotiate and consummate such transaction on terms which are fair and in the best interests of the stockholders of the Company."

     Proposal 2 - "Resolved, that the Board of Directors should terminate the Company's Rights Agreement, dated April 18, 1994, by redeeming the Rights previously issued pursuant to the Rights Agreement, and that any further "Poison Pills" adopted by the Company be subject to the approval of the Company's stockholders."

     Proposal  3  -  "Resolved, that the first sentence of Section 3.2 of
     Article III of the Company's Second Amended and Restated Bylaws shall be deleted in its entirety and shall be replaced with the following: "Except as otherwise fixed by or pursuant to the provisions of Article IV of the Amended and Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of Directors of the corporation shall be three unless otherwise determined from time to time by the stockholders." Section 3.2 shall otherwise remain unchanged."

     Proposal 4 - "Resolved, that the Company reimburse EP Opportunity Fund, L.L.C. for all reasonable expenses incurred in connection with soliciting proxies or consents in favor of the above Proposals and the election of Mr. Eisenberg to the Company's Board of Directors."

     Please note that we currently intend to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company's voting shares required under Delaware law to carry the proposals.

     The shareholder, EP Opportunity Fund, L.L.C., located at 33 West Monroe Street, 21st Floor, Chicago, IL 60603 is making the above proposals. The shareholder is the beneficial owner of 600,000 shares of Common Stock of the Company. Other than the fact that Mr. Eisenberg serves as Manager of Eisenberg Partners, L.L.C., which is the Manager of EP Opportunity Fund, L.L.C., EP Opportunity Fund, L.L.C. has no material interest in any of the matters included in this letter, other than as a shareholder of the Company.

     Please note that this letter provides notice to the Secretary of the Company more than sixty (60) days prior to the annual meeting.

     Furthermore, EP Opportunity Fund, L.L.C. intends to be present at the annual meeting and introduce the above stated proposals and to make such nomination in the event the Company fails to nominate Mr. Eisenberg as a director and include such proposals as matters scheduled to be included for a vote by stockholders, as stated in the notice of annual meeting and on the form of proxy distributed by the Company.

     Also enclosed herewith is a copy of Amendment No. 2 to Schedule 13D, filed with the Securities and Exchange Commission on September 10, 1998 and pertaining to the foregoing.

                                   EP Opportunity Fund, L.L.C.

                                   By:    Eisenberg   Partners,   L.L.C.,
Manager



                                   By:  ______________________________
                                        Jeffrey Eisenberg, Manager

Enclosures
cc:  Mr. Timothy R. Barnes,
     Corporate Secretary (Via FedEx, w/encls.)

                               ADDENDUM 1

                        CONSENT TO SERVE AS A DIRECTOR

     I, Jeffrey Eisenberg, hereby consent to be nominated as a director for Excal Enterprises, Inc. and named as such in the proxy materials to be distributed by Excal in connection with its 1998 Annual Meeting of Stockholders. I further consent to serve on the Board of Directors on Excal Enterprises, Inc. if so elected by the stockholders at such meeting.





                                        _____________________________
                                        Jeffrey Eisenberg




State of __________)
                    )  SS.
County of ________)


     The undersigned, a notary public in and for the above county and state, certifies that Jeffrey Eisenberg, known to me to be the same person whose name is stated above with respect to the foregoing Consent to Serve as Director, appeared before me in person and acknowledged signing and delivering the instrument as his free and voluntary act, for the uses and purposes therein set forth.



Dated:__________________ (SEAL)



                         ___________________________________________
                              Notary Public



My Commission Expires:______________